                                                                   EXHIBIT 10.19

================================================================================



                            REVOLVING LOAN AGREEMENT



                                 BY AND BETWEEN



                               AJAY SPORTS, INC.

                                      AND

                     UNITED STATES NATIONAL BANK OF OREGON



================================================================================



                           Dated as of July 25, 1995

                               TABLE OF CONTENTS

                                                                          Page

                                   SECTION I
                                  DEFINITIONS............................   1
      1.1  Definitions...................................................   1
      1.2  Accounting....................................................   7

                                   SECTION II
                                   THE LOANS.............................   7
      2.1  Disbursements of the Loans....................................   7
      2.2  Fees..........................................................   8
      2.3  The Revolving Loan............................................   8
      2.4  The Bulge Loan................................................   8
      2.5  Interest Rate and Payments of Interest........................   9
      2.6  Payment to the Bank...........................................   9
      2.7  Letters of Credit.............................................   9
      2.8  Agreement to Repay Letter of Credit Drawings..................  10
      2.9  Letter of Credit Fee..........................................  10

                                  SECTION III
                             CONDITIONS PRECEDENT........................  11
      3.1  Documents Required for the Closing............................  11
      3.2  Certain Events................................................  13
      3.3  Legal Matters.................................................  13

                                   SECTION IV
                              COLLATERAL SECURITY........................  13
      4.1  Composition of the Collateral.................................  13
      4.2  Rights in Property Held by the Bank...........................  14
      4.3  Rights in Property Held by the Borrower, its
           Subsidiaries, or the Bank.....................................  14
      4.4  Priority of Liens.............................................  14
      4.5  Financing Statements and other Documents......................  14

                                   SECTION V
                       REPRESENTATIONS AND WARRANTIES....................  14
      5.1  Original......................................................  14
      5.2  Survival......................................................  18

                                  SECTION VI
                          COVENANTS OF THE BORROWER......................  18
      6.1  Affirmative Covenants.........................................  18
      6.2  Negative Covenants............................................  24

                                  SECTION VII
                                    DEFAULT.............................  26
      7.1  Events of Default............................................  26
      7.2  Acceleration.................................................  27
      7.3  Remedies.....................................................  28

                                  SECTION VIII
                                  MISCELLANEOUS.........................  29
      8.1  Construction.................................................  29
      8.2  Further Assurance............................................  29
      8.3  Enforcement and Waiver by the Bank...........................  29
      8.4  Expenses of the Bank.........................................  29
      8.5  Notices......................................................  29
      8.6  Arbitration..................................................  31
      8.7  Consent to Participation and Assignment......................  32
      8.8  Applicable Law...............................................  32
      8.9  Binding Effect, Assignment and Entire Agreement..............  32
      8.10 Severability.................................................  32
      8.11 Counterparts.................................................  32
      8.12 Statutory Notice.............................................  32

EXHIBITS

A          -     Revolving Loan Note
B          -     Bulge Loan Note
C          -     Guaranty Agreement
D          -     Borrower Security Agreement
E          -     Subsidiary Security Agreement
F          -     Permitted Liens
G          -     Opinion Letter
H          -     Borrowing Base Certificate
I-1        -     Letter of Credit Application Form
I-2        -     Letter of Credit Fees
5.1(A)     -     Jurisdictions Where Qualified, Business Locations, Name Changes

                           REVOLVING LOAN AGREEMENT


          THIS REVOLVING LOAN AGREEMENT, dated as of July 25, 1995, by and between AJAY SPORTS, INC., a Delaware corporation (the "Borrower"), and UNITED STATES NATIONAL BANK OF OREGON, a national banking association (the "Bank").


                              W I T N E S S E T H:


          BACKGROUND.  The Borrower has requested the Bank to lend it up to the
          ----------
sum of $8,500,000 on a revolving loan basis, and the Bank is willing to do so upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:


                                   SECTION I
                                  DEFINITIONS

          1.1  Definitions.  As used herein:
               -----------

          "Accounts" and "Inventory" shall have the same respective meanings as
           --------       ---------
are given to those terms in the Uniform Commercial Code as adopted and in effect in the state of Oregon.

          "Affiliate" means, as to any Person, each other Person that directly,
           ---------
or indirectly through one or more intermediaries, controls, or is controlled by or under common control with, such Person.

          "Agreement" shall mean this Revolving Loan Agreement, as the same may,
           ---------
from time to time, be amended or supplemented.

          "Borrowing Base" means, at any time, the amount computed on the
           --------------
Borrowing Base Certificate most recently delivered to and accepted by the Bank in accordance with this Agreement, not to exceed the lesser of:

          (A)  $5 million; or

          (B) The aggregate of 80 percent of Eligible Accounts of the Borrower, Ajay Leisure Products, Inc., and Leisure Life, Inc., plus fifty percent (50%) of Qualified Inventory of the Borrower, Ajay Leisure

     Products, Inc., and Leisure Life, Inc., less fifty percent (50%) of the sum of any documentary Letters of Credit Outstanding.

          "Borrowing Base Certificate"  means a fully completed certificate in
           --------------------------
the form of Exhibit H to this Agreement, certified by the president, a vice president, or the chief financial officer of the Borrower to be correct and delivered to, and accepted by, the Bank pursuant to Section 3.1(Q) or Section 6.1(B)(7).

          "Bulge Loan" means the loan to be made pursuant to Section 2.4.
           ----------

          "Bulge Loan Commitment" means the undertaking of the Bank to fund the
           ---------------------
Bulge Loan in accordance with the terms and conditions hereof, in a principal amount not to exceed, at any one time outstanding, the sum of $3,500,000.

          "Bulge Loan Note" means the promissory note substantially in the form
           ---------------
of Exhibit B, attached hereto and made a part hereof, executed with appropriate insertions.

          "Bulge Loan Termination Date" means May 31, 1997.
           ---------------------------

          "Business Day" means a day other than a Saturday, a Sunday, or a day
           ------------
on which commercial banks in Portland, Oregon, are authorized to close.

          "Closing" has the meaning given to such term in Section 3.1 of this
           -------
Agreement.

          "Collateral" has the meaning given to such term in Section 4.1 of this
           ----------
Agreement.

          "Collateral Documents" means the Guaranty Agreements, the Security
           --------------------
Agreements, and the documents, whether deliverable on or after the date of the Closing, required under Section IV.

          "Consolidated" refers to the Borrower and its Subsidiaries.
           ------------

          "Debt" means total liabilities as reflected in the Borrower's
           ----
Consolidated balance sheet prepared in accordance with GAAP.

          "Drawing" has the meaning given to such term in Section 2.8 of this
           -------
Agreement.

          "Dollars" means dollars in lawful money of the United States.
           -------

          "Eligible Accounts" means each and every Account of the Borrower, Ajay
           -----------------
Leisure Products, Inc., and Leisure Life, Inc., except those (a) as to which payment is not received within 120 days after date of invoice and the Bank has not granted its prior approval for payment terms in excess of 120 days from date of invoice, (b) as to which the account debtor has asserted a right of return, offset, deduction, credit, defense, or counterclaim of any nature whatsoever, (c) which are owed by an account debtor who is an Affiliate, officer, director, or employee of the Borrower, who is a government, foreign or domestic, or a branch, department, subdivision, or agency thereof, who is a broker or dealer or who does not meet reasonable credit standards adopted by the Borrower and approved by the Bank,
(d) which are not enforceable by judicial proceedings within the United States unless supported by a letter of credit in form reasonably acceptable to the Bank issued by a financial institution acceptable to the Bank, or is otherwise acceptable, by guaranty or otherwise, to the Bank, or (e) which are billings for retainage or so-called "progress billings." An account debtor will not meet reasonable credit standards if more than ten percent (10%) of that Person's account (or twenty-five percent (25%) of that Person's account for certain account debtors approved in advance by the Bank) is unpaid for more than 60 days past the due date or if the Bank in its reasonable judgment determines that such debtor is not creditworthy.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
the same may from time to time be amended.

          "Event of Default" has the meaning provided in Section 7.1.
           ----------------

          "Financial Statements" means the Consolidated balance sheets of the
           --------------------
Borrower as of December 31, 1992, December 31, 1993, December 31, 1994, and March 31, 1995, the Consolidated statements of operations and Consolidated statement of stockholders' equity, and the Consolidated statements of cash flows, and notes thereto, of the Borrower for the years, or quarter, ended on such dates.

          "Fiscal Quarter" means the Borrower's fiscal quarter.
           --------------

          "GAAP" means generally accepted accounting principles.
           ----

          "Guarantor" means each and any of the following Persons and such other
           ---------
Persons who may become guarantors of this credit facility:

          Williams Controls, Inc., a Delaware corporation
          Ajay Leisure Products, Inc., a Delaware corporation
          Ajay Leisure de Mexico C.V. de S.A., a Mexicali, Mexico corporation Leisure Life, Inc., a Tennessee corporation

          "Guaranty Agreement" means with respect to each Guarantor, a duly
           ------------------
authorized and executed agreement in the form of Exhibit C, attached hereto.

          "Indebtedness" means (1) indebtedness or liability for borrowed money;
           ------------
(2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services; (4) obligations as lessee under capital leases; (5) current liabilities in respect of unfunded vested benefits under employee benefit plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or to otherwise assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.

          "Laws" means all ordinances, statutes, rules, regulations, orders,
           ----
injunctions, writs, or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

          "Letter of Credit" means each Letter of Credit issued pursuant to
           ----------------
Section 2.7.

          "Letters of Credit Outstanding" means the sum of (1) the aggregate
           -----------------------------
Stated Amount of all outstanding Letters of Credit plus (b) the aggregate principal amount of all Unpaid Drawings.

          "Lien" means any mortgage, deed of trust, pledge, security interest,
           ----
hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

          "Loans" means the amounts outstanding under the Revolving Loan and the
           -----
Bulge Loan.

          "Notes" means the Revolving Loan Note and the Bulge Loan Note.
           -----

          "Obligations" means the obligation of the Borrower:
           -----------

          (A) To pay the principal of, and interest on, the Notes in accordance with the terms thereof and to satisfy all of its other liabilities to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;

          (B) To repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to, or maintenance, or storage of, any of the Collateral; and

          (C) To reimburse the Bank, on demand, for all of the Bank's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, or modification of this Agreement and the documents required hereunder, and all expenses and costs in connection with the enforcement of this Agreement and the documents required hereunder, including (without implied limitation) any proceeding brought, or threatened, to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B).

          "Permitted Liens" means:
           ---------------

          (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

          (B) Liens in favor of the Bank securing the Obligations;

          (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

          (D) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

          (E) Existing liens set forth or described on Exhibit F, attached hereto and made a part hereof, or renewals or extensions thereof; and

          (F) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property, or materially impair the use thereof in the operation of the business:

          (1) Claims or liens for taxes, assessments, or charges due and payable and subject to interest penalty;

          (2) Claims, liens, and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

          (3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

          (4) Adverse judgments on appeal (or pending appeal prior to the deadline for notice of appeal).

          "Person" means any individual, corporation, partnership, limited
           ------
liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or government, or political subdivision or agency thereof.

          "Post-Default Rate" means a rate of interest per annum equal to the
           -----------------
Prime Rate plus three percent (3%).

          "Prime Rate" means the rate of interest periodically established by
           ----------
the Bank as its "prime rate," as such rate may change, from time to time. The Prime Rate is not necessarily the lowest rate of interest that the Bank collects from any borrower or group of borrowers.

          "Qualified Inventory" means with respect to the Borrower, Ajay Leisure
           -------------------
Products, Inc., and Leisure Life, Inc., their inventory of raw materials, finished goods, and work-in-process, valued at the lower of cost or market value.

          "Records" means correspondence, memoranda, tapes, discs, papers,
           -------
books, and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, wheresoever the same may be located, and whether or not the same are in the possession of the Borrower or another.

          "Reportable Event" and "Prohibited Transaction" have the meanings
           ----------------       ----------------------
given to those terms under ERISA.

          "Review Date" means May 31, 1996.
           -----------

          "Revolving Loan" means the loan to be made pursuant to Section 2.3.
           --------------

          "Revolving Loan Commitment" means the undertaking of the Bank to fund
           -------------------------
the Revolving Loan in accordance with the terms and conditions hereof, in a principal amount not to exceed, at any one time outstanding, the sum of $5,000,000.

          "Revolving Loan Note" means the promissory note substantially in the
           -------------------
form of Exhibit A, attached hereto and made a part hereof, executed with appropriate insertions.

          "Security Agreements" means duly authorized and executed agreements of
           -------------------
the Borrower, and its Subsidiaries, in the form of Exhibits D and E attached hereto.

          "Stockholders' Equity" means, at any time, the sum of the following
           --------------------
accounts set forth on a Consolidated balance sheet of the Borrower, prepared in accordance with GAAP: (A) the par or stated value of all outstanding capital stock; (B) capital surplus; and (C) retained earnings.

          "Subsidiaries" means Ajay Leisure Products, Inc., Ajay Leisure de
           ------------
Mexico C.V. de S.A., and Leisure Life, Inc., and any other Persons in which the Borrower owns a controlling interest.

          "Tangible Net Worth" means, at any time, Stockholders' Equity, less
           ------------------
the sum of all amounts that are included as assets on the Consolidated balance sheet of the Borrower used to calculate such Stockholders' Equity and that represent:

          (A) Any surplus resulting from any write-up of assets subsequent to December 31, 1994;

          (B) Goodwill, including any amounts, however designated on such balance sheet, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Borrower;

          (C) Patents, trademarks, trade names, and copyrights;

          (D) Shares of capital stock of the Borrower (treasury stock);

          (E) Loans and advances to stockholders, directors, or officers;

          (F) Deferred expenses (excluding prepaid expenses); and

          (G) Any other intangible property of the Borrower that should be classified as such on a balance sheet of the Borrower in accordance with GAAP.

          "Unpaid Drawing" has the meaning given to such term in Section 2.8 of
           --------------
this Agreement.

          1.2  Accounting.  Accounting terms used and not otherwise defined in
               ----------
this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, GAAP. If after the date of this Agreement any change occurs in GAAP that affects any of the Borrower's covenants, such covenants shall be adjusted accordingly.


                                   SECTION II
                                   THE LOANS

          2.1  Disbursements of the Loans.  The Bank shall credit the proceeds
               --------------------------
of the Loans in funds immediately available in Portland, Oregon, to the Borrower's deposit account with the Bank, and the Borrower shall use the proceeds of the Loans as provided in Section 6.1(A).

          2.2  Fees.  The Borrower shall pay the Bank the following fees at the
               ----
following times:

          (A) A commitment fee of 3/8 of one percent (.375%) per annum of the unused portion of the Revolving Loan Commitment, payable quarterly in arrears from the date of the Closing (prorated where applicable, including for the period from the Closing through the Review Date).

          (B) A loan fee of $37,500 ( 3/4 of one percent (.75%) of the Revolving Loan Commitment), one-half of which has been paid and the balance of which is payable at the Closing.

          (C) A commitment fee of 3/8 of one percent (.375%) per annum of the unused portion of the Bulge Loan Commitment, payable quarterly in arrears from the date of the Closing (prorated where applicable, including for the period from the Closing through May 31, 1996) and on the Bulge Loan Termination Date.

          (D) A loan fee of $26,250 ( 3/4 of one percent (.75%) of the Bulge Loan Commitment), one-half of which has been paid and the balance of which is payable at the Closing.

          2.3  The Revolving Loan.  Subject to the terms hereof, the Bank shall,
               ------------------
in its sole discretion, lend the Borrower, from time to time, such sums as the Borrower may request but which shall not exceed, in the aggregate principal amount at any one time outstanding, the lesser of: (a) the Revolving Loan Commitment less the sum of any Letters of Credit Outstanding or (b) the then existing Borrowing Base. The Borrower may borrow, repay without penalty or premium, and reborrow hereunder, either the full amount of the Revolving Loan Commitment or any lesser sum that is permitted hereunder. The outstanding principal amount of the Revolving Loan shall at no time exceed the limitations set forth in this Section 2.3, and if, at any time, an excess shall for any reason exist, the full amount of such excess, together with accrued and unpaid interest thereon as herein provided, shall be immediately due and payable in full. All outstanding principal and interest hereunder shall be due and payable to the Bank upon demand. The Bank's Revolving Loan Commitment shall be evidenced by the Revolving Loan Note.

          2.4  The Bulge Loan.  Subject to the terms hereof, the Bank shall, in
               --------------
its sole discretion, lend the Borrower, from time to time, until the Bulge Loan Termination Date, such sums as the Borrower may request, but which shall not exceed, in the aggregate principal amount at any one time outstanding the sum of $3,500,000. The Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Bulge Loan Termination Date, either the full amount of the Bulge Loan Commitment or any lesser sum that is permitted hereunder. The outstanding principal amount of the Bulge Loan shall at no time exceed the limitations set forth in this Section 2.4, and if, at any time an excess shall for any reason exist, the full amount of such excess, together with accrued and unpaid interest thereon as herein provided, shall be immediately due and payable in full. All outstanding principal and interest hereunder shall be due and payable to the Bank on the Bulge Loan Termination Date. The Bank's Bulge Loan Commitment shall be evidenced by the Bulge Loan Note.

          2.5  Interest Rate and Payments of Interest.
               --------------------------------------

          (A) Interest on all Loans shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the outstanding principal balance of the Loans shall accrue for each day at the Prime Rate for such day and shall be payable in arrears on the last day of each month and on the date the principal of such Loans shall be due.

          (B) Interest on past-due principal shall accrue at the Post-Default Rate until such principal is paid in full and shall be payable upon demand by the Bank.

          (C) It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time. Accordingly, if any transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement, or any other agreement entered into in connection with this Agreement, it is agreed that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to the Borrower by the Bank (or, if such consideration shall have been paid in full, such excess refunded to the Borrower by the Bank).

          2.6  Payment to the Bank.  All payments of interest on, and principal
               -------------------
of, the Loans, all fees, and all other sums payable to the Bank hereunder shall be paid directly to the Bank in funds immediately available in Portland, Oregon, on the dates specified hereunder, or if any such date is not a Business Day, then on the next succeeding Business Day, in such currency of the United States of America as is, at the time of payment, legal tender for the payment of public and private debts. The Bank may, in its sole discretion, elect to charge the general deposit account of the Borrower with the Bank with principal and interest payments due hereunder, and shall give the Borrower contemporaneous notice of such charges. The Bank shall send the Borrower statements of all amounts due hereunder for interest, principal, and fees.

          2.7  Letters of Credit.
               -----------------

          (A) Subject to and upon the terms and conditions set forth herein, the Bank will issue, within five (5) Business Days after receipt of a written application of the

Borrower in substantially the form of Exhibit I-1 hereto (or such other application form as the Bank may designate), at any time and from time to time on or after the Closing and prior to May 31, 1997, for the account of the Borrower or its Subsidiaries, one or more documentary or standby letters of credit which will not exceed $1,500,000 in the aggregate at any time (each a "Letter of Credit").

          (B) Notwithstanding the foregoing, (i) no Letter of Credit will be issued the Stated Amount of which, when added to the sum of the outstanding aggregate principal amount of the Revolving Loan and Letters of Credit Outstanding at such time, would exceed the sum of the Revolving Loan Commitment,
(ii) each documentary Letter of Credit will by its terms terminate, or provide an opportunity for prospective cancellation, not later than 180 days from the time the Letter of Credit is issued, (iii) each standby Letter of Credit will by its terms terminate, or provide an opportunity for prospective cancellation, not later than one year from the time the Letter of Credit is issued, (iv) no draft drawn under any Letter of Credit shall have a maturity date later than May 31, 1997, and (v) each Letter of Credit request will be subject to separate approval by the Bank prior to issuance of the Letter of Credit.

          2.8  Agreement to Repay Letter of Credit Drawings.
               --------------------------------------------

          (A) The Borrower hereby agrees to reimburse the Bank, by making payment in immediately available funds, for any payment or disbursement made by the Bank under any Letter of Credit (each such amount, so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by the Bank, to the extent not reimbursed (including a reimbursement pursuant to an advance made in accordance with the last sentence of this Section 2.8(A)) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Bank is reimbursed therefor at a rate per annum equal to the Post-Default Rate, such interest also to be payable on demand. At the time that any drawing under a Letter of Credit (each a "Drawing") is made, the Bank shall automatically and without notice but subject to the satisfaction of the conditions specified in
Section III, make an advance in the amount of such Drawing (to the extent such advance is then permitted to be outstanding pursuant to Section 2.3 or 2.4), the proceeds of which will be applied directly by the Bank to reimburse such Drawing.

          (B) The Borrower's obligations under this Section 2.8 to reimburse the Bank with respect to Unpaid Drawings (including, in each case, interest thereon) will be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which the Borrower may have or have had against the Bank, including, without limitation, any defense based upon the failure of any Drawing to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing.

          2.9  Letter of Credit Fee.  Upon issuance and during the term of each
               --------------------
Letter of Credit, the Borrower shall pay the Bank on demand, such standard fees as may be charged by the Bank to its customers in connection with such Letters of Credit. The Bank will automatically charge the general deposit account of the Borrower with the Bank with any amount due hereunder. The fees currently charged by the Bank are as set forth in Exhibit I-2, hereto, but are subject to change at any time.


                                  SECTION III
                              CONDITIONS PRECEDENT

          The obligation of the Bank to make the Loans hereunder is subject to satisfaction or waiver of the following conditions precedent:

          3.1  Documents Required for the Closing.  The Borrower shall have duly
               ----------------------------------
delivered to the Bank, prior to the initial disbursement of the Loans (the "Closing"), the following, where applicable, duly completed and executed:

          (A)  The Notes;

          (B)  The Financial Statements;

          (C) The financing statements and all other documents required by
Section 4.5;

          (D) A certified (as of the date of the Closing) copy of resolutions of the boards of directors of the Borrower and the Guarantors authorizing the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

          (E) A certified (as of the date of the Closing) copy of the bylaws of each of the Borrower and the Guarantors;

          (F) A certificate (dated the date of the Closing) of the corporate secretary of each of the Borrower and the Guarantors as to the incumbency and signatures of the officers of the Borrower and each of the Guarantors signing this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

          (G) Copies, certified as of the most recent date practicable by the secretary of state or other appropriate official of each jurisdiction in which the Borrower or any of its Subsidiaries is incorporated, of their respective certificates or articles of incorporation, together with a certificate (dated the date of the Closing) of the corporate secretary of such corporations to the effect that their respective certificates or articles of incorporation have not been amended since the date of the aforesaid certification;

          (H) Certificates, as of the most recent dates practicable, of the Secretary of State or other appropriate official of each jurisdiction in which the Borrower and its Subsidiaries are incorporated or qualified as foreign corporations, as to the good standing of such corporations;

          (I) A written opinion of the law firm of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, legal counsel for the Borrower and the Guarantors, dated the date of the Closing and addressed to the Bank, in substantially the form of Exhibit G hereto and otherwise in form and content satisfactory to the Bank and its counsel;

          (J) A certificate, dated the date of the Closing, signed by the president or a vice president of the Borrower, and to the effect that:

          (1) The representations and warranties set forth in Section 5.1 are true as of the date of the certificate; and

          (2) No Event of Default hereunder, and no event which, with the giving of notice or passage of time or both, could become such an Event of Default, has occurred as of such date;

          (K) Certified copies of the insurance policies required by Section 6.1(D) under which the Bank is listed as payee, together with appropriate endorsements;

          (L) A security agreement duly executed by the Borrower in the form of Exhibit D, attached hereto;

          (M) Security agreements duly executed by Ajay Leisure Products, Inc., Ajay Leisure de Mexico C.V. de S.A., and Leisure Life, Inc., in the form of Exhibit E attached hereto;

          (N) Guaranty Agreements duly executed by each of the Guarantors in the form of Exhibit C, attached hereto;

          (O) Agreements duly executed by the Borrower's and the Guarantors' landlords and lenders granting to the Bank waivers and rights of access with respect to Collateral located on property that is leased by the Borrower or the Guarantors;

          (P) All fees hereunder that are due on or before the date of the Closing; and

          (Q) A duly executed Borrowing Base Certificate.

          3.2  Certain Events.  At the time of the Closing and of each
               --------------
subsequent Loan disbursement:

          (A) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, could be an Event of Default;

          (B) Such disbursement will be within the parameters of applicable advance and availability limitations (see Section 2.3 and Section 2.4) and will not result in an Event of Default or create a situation in which an Event of Default could occur with only the giving of notice or passage of time or both;

          (C) No material adverse change shall have occurred in the Borrower's Consolidated financial condition or management since December 31, 1994;

          (D) All of the Collateral Documents shall have remained in full force and effect and the Bank shall have a perfected first priority security interest in the Collateral, except for Permitted Liens;

          (E) The Borrower shall be in full compliance with all of the covenants set forth in Section VI with such exceptions as may have been disclosed to and be acceptable to the Bank; and

          (F) Each of the representations and warranties contained in Section
5.1 shall be true and correct in all respects with such exceptions as may have been disclosed to and be acceptable to the Bank.

          The Borrower agrees not to request or accept Loans under this Agreement unless the foregoing statements shall be true and correct, and any request for or acceptance by the Borrower of Loans hereunder shall be deemed to constitute the Borrower's representation that such statements are true and correct on the date the Loans are requested and made.

          3.3  Legal Matters.  At the time of the Closing and of each subsequent
               -------------
Loan disbursement, all legal matters incidental thereto shall be satisfactory to the Bank and its counsel.


                                   SECTION IV
                              COLLATERAL SECURITY

          4.1  Composition of the Collateral.  The property in which a security
               -----------------------------
interest is granted pursuant to the provisions hereof and of the Collateral Documents is herein collectively called the "Collateral." The Collateral, together with all other property of the

Borrower and its Subsidiaries of any kind held by the Bank shall stand as one general, continuing collateral security for all Obligations and, except as otherwise expressly set forth herein or in the Collateral Documents, may be retained by the Bank until all Obligations have been satisfied in full and all other commitments hereunder terminated.

          4.2  Rights in Property Held by the Bank.  As security for the prompt
               -----------------------------------
satisfaction of all Obligations, the Borrower and its Subsidiaries hereby grant the Bank (individually, or as agent for Persons which may become lenders hereunder) a lien on, and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower and its Subsidiaries in any capacity, including (without implied limitation) any balance or share belonging to the Borrower and its Subsidiaries, or any deposit or other account with the Bank, which lien and security interest shall be independent of, and in addition to, any right of set-off that the Bank may have.

          4.3  Rights in Property Held by the Borrower, its Subsidiaries, or the
               -----------------------------------------------------------------
Bank.  As further security for the prompt satisfaction of all Obligations, the
- ----
Borrower and its Subsidiaries hereby grant to the Bank, a lien upon, and a security interest in all of the property described in the security agreements in the form of Exhibits D and E, which are attached hereto.

          4.4  Priority of Liens.  The foregoing security interests shall be
               -----------------
first and prior liens except for Permitted Liens.

          4.5  Financing Statements and other Documents.  The Borrower and its
               ----------------------------------------
Subsidiaries will:

          (A) Join with the Bank in executing such financing statements (including amendments thereto and continuation statements thereof) and other documents in form satisfactory to the Bank as the Bank may specify, in order to perfect, or continue the perfection of, the rights in the Collateral granted hereby;

          (B) Pay, or reimburse the Bank for paying, all costs and taxes of filing or recording the same in such public offices as the Bank may designate; and

          (C) Take such other steps as the Bank may direct to perfect to the Bank's satisfaction the interest of the Bank, in the Collateral.


                                   SECTION V
                         REPRESENTATIONS AND WARRANTIES

          5.1  Original.  To induce the Bank to enter into this Agreement, the
               --------
Borrower represents and warrants as of the date hereof as follows:

          (A) The Borrower and each of its Subsidiaries are corporations duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation; the Borrower has no subsidiaries other than as set forth in Exhibit 5.1(A); the Borrower and each of its Subsidiaries have the lawful power to own their respective properties and to engage in the respective business they conduct, and are duly qualified and in good standing as foreign corporations in the jurisdictions wherein the nature of the business transacted by them or property owned by them makes such qualification necessary; the jurisdictions in which the Borrower and each of its Subsidiaries are qualified to do business as set forth in Exhibit 5.1(A); the addresses of all places of business of the Borrower and each of its Subsidiaries are as set forth in Exhibit 5.1(A); and the Borrower and each of its Subsidiaries have not changed their respective names, been the surviving corporation in a merger, acquired any business, or changed their principal executive office within five (5) years prior to the date hereof, except as set forth in Exhibit 5.1(A);

          (B) Neither the Borrower nor any of its Subsidiaries is directly or indirectly controlled by, or acting on behalf of, any Person which is an "Investment Company," within the meaning of the Investment Company Act of 1940, as amended;

          (C) Neither the Borrower nor any of its Subsidiaries is in default with respect to any of its existing material Indebtedness, and the making and performance of this Agreement, the Notes, and the Collateral Documents will not (immediately, with the passage of time, the giving of notice, or both):

          (1) Violate the certificates or articles of incorporation or bylaws of any of the Borrower, its Subsidiaries, or Williams Controls, Inc., or violate any Laws or result in a default under any material contract, agreement, or instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their properties is bound; or

          (2) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower, its Subsidiaries, or Williams Controls, Inc., except in favor of the Bank as security for the performance of the Obligations;

          (D) The Borrower, each of its Subsidiaries, and Williams Controls, Inc., to the extent each is a party thereto, has the power and authority to enter into and perform this Agreement, the Notes, and the Collateral Documents, and to incur the obligations herein and therein provided for, and has taken all actions necessary to authorize the execution, delivery, and performance of this Agreement, the Notes, and the Collateral Documents;

          (E) This Agreement, the Notes, and the Collateral Documents are, or when delivered will be, valid, binding, and enforceable in accordance with their respective terms;

          (F) Except as disclosed to the Bank in writing, there is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting the Borrower, any of its Subsidiaries, or Williams Controls, Inc., which is not covered by insurance, that would in the aggregate involve the payment of $100,000 or more or would otherwise materially and adversely affect the Consolidated financial condition or business prospects of the Borrower if adversely determined;

          (G) The Borrower and each of its Subsidiaries has good and indefeasible title to all of its respective real property and good and marketable title to all of its other respective material assets, and with respect to any assets that constitute Collateral, such assets are subject to no security interest, encumbrance, or lien, or claim of any third Person except for Permitted Liens;

          (H) The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with GAAP consistently applied, and fully and fairly present the Consolidated financial condition of the Borrower at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the Consolidated financial condition of the Borrower from the date of the most recent financial statements delivered by the Borrower to the Bank, to the date hereof;

          (I) Neither the Borrower nor any of its Subsidiaries has any material Indebtedness of any nature, including (without implied limitation) liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) in the financial statements most recently delivered by the Borrower to the Bank or as disclosed in or permitted by this Agreement; and the Borrower does not know or have reasonable ground to know of any basis for the assertion against it or any of its Subsidiaries of any such Indebtedness as of the date of the Closing;

          (J) Except as otherwise permitted herein, the Borrower and its Subsidiaries have filed all federal, state, and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, have paid or caused to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments, or charges not provided for on its books or those of its Subsidiaries;

          (K) Except to the extent that the failure to comply would not materially and adversely interfere with the conduct of its and their business, the Borrower and its Subsidiaries have complied with all applicable Laws with respect to: (1) any restrictions, specifications, or other requirements pertaining to products that they manufacture or sell or to the service they perform; (2) the conduct of their business; and (3) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their respective business;

          (L) No representation or warranty by or with respect to the Borrower or any of its Subsidiaries contained herein or in any certificate or other document furnished by the Borrower or any of its Subsidiaries pursuant hereto contains (or contained when made or given) any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

          (M) Each consent, approval or authorization of, or filing, registration, or qualification with, any Person required by any Laws or any material agreement and which is to be obtained or effected by the Borrower or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Notes, and the Collateral Documents or the undertaking or performance of any obligation hereunder or thereunder has been duly obtained or effected;

          (N) All existing material Indebtedness of the Borrower and each of its
Subsidiaries: (1) for money borrowed or (2) under any security agreement, mortgage, or agreement covering the lease by the Borrower and each of its Subsidiaries as lessee of real or personal property is reflected (in a footnote or otherwise) or reserved against in the balance sheet most recently delivered by the Borrower to the Bank;

          (O) To the best of the Borrower's knowledge, (1) all parties to all material leases, contracts, and other commitments to which the Borrower or its Subsidiaries is a party have complied with all material provisions, which for purposes hereof shall include, but not be limited to, all monetary payment provisions, of such leases, contracts, and other commitments; (2) neither the Borrower nor any of its Subsidiaries is in default under any thereof and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default; and (3) all agreements or contracts of the Borrower and its Subsidiaries that are reflected in the Financial Statements or otherwise disclosed by the Borrower to the Bank as an inducement to make the Loans or for any other reason are in full force and effect;

          (P) The Borrower has disclosed to the Bank any agreement or action on its part that may have caused any Person to become entitled to a commission or finder's fee as a result of or in connection with the making of the Loans, and in connection therewith, the Borrower agrees to indemnify the Bank and hold the Bank harmless from any and all fees, costs (including attorney's fees), and expenses, arising out of any claims by Persons relating to any such commission or fee;

          (Q) The federal tax returns for the Borrower and its Subsidiaries for all years of operation, including the year ended December 31, 1994, have either been filed with the Internal Revenue Service and have not been challenged by the Internal Revenue Service, or are on extension;

          (R) Any Employee Pension Benefit Plans, as defined in ERISA, of the Borrower or its Subsidiaries meet, as of the date hereof, the minimum funding standards of

Section 302 of ERISA, and no Reportable Event or Prohibited Transaction has occurred with respect to any such plan; and

          (S) The security interests in the Collateral granted to the Bank under the Collateral Documents and Section IV create first and prior liens, except for Permitted Liens, upon all of the Collateral.

          5.2  Survival.  All of the representations and warranties set forth in
               --------
Section 5.1 shall be deemed made as of the date hereof, the date of each Loan disbursement, and the date of each certificate delivered pursuant to Section 6.1(B), and shall survive until all Obligations are satisfied in full and any other commitment hereunder has terminated or expired.


                                   SECTION VI
                           COVENANTS OF THE BORROWER

          6.1  Affirmative Covenants.  The Borrower does hereby covenant and
               ---------------------
agree with the Bank that as long as any of the Obligations remain unsatisfied or any other commitment hereunder remains outstanding, it will, and will cause its Subsidiaries at all times to:

          (A) Use the proceeds of the Loans only for operating and other general corporate uses and furnish the Bank such evidence as it may reasonably require with respect to such use;

          (B)  Furnish to the Bank:

          (1) Monthly Reports.  Within thirty (30) days after the end of each
              ---------------
     calendar month; (a) a Consolidated and consolidating statement of cash flows and a Consolidated and consolidating statement of retained earnings of the Borrower for such month and for the year to date; (b) a Consolidated and consolidating statement of operations of the Borrower for such month and for the year to date; and (c) a Consolidated and consolidating balance sheet of the Borrower as of the end of such month and for the year to date--all in reasonable detail, and certified by the Borrower's president, vice president, or chief financial officer to have been prepared in accordance with GAAP, subject to year-end adjustments.

          (2) Quarterly Reports.  Within forty-five (45) days after the end of
              -----------------
     each calendar quarter (sixty (60) days in the case of the last calendar quarter of the fiscal year); (a) a Consolidated and consolidating statement of cash flows and a Consolidated and consolidating statement of retained earnings of the Borrower for such quarter and for the year to date; (b) a Consolidated and consolidating statement of operations of the Borrower for such quarter and for the year to date; and (c) a Consolidated and consolidating balance sheet of the Borrower as of the end of such quarter and for the year to date--all in reasonable detail, and certified by the Borrower's president, vice president, or chief financial officer to have been prepared in accordance with GAAP, subject to year-end adjustments.

          (3) Certificates.  Within thirty (30) days after the end of each
              ------------
     month, a certificate dated as of the date submitted to the Bank and signed by the president, vice president, or chief financial officer of the Borrower to the effect that:

               (a) As of the date thereof, no Event of Default has occurred and is continuing, and no event has occurred and is continuing that with the giving of notice or passage of time or both could be an Event of Default;

               (b) No material adverse change has occurred in the Consolidated financial condition or results of operations of the Borrower since the date of the financial statements most recently delivered to the Bank, except as reflected in the financial statements delivered to the Bank contemporaneously with the certificate or previously disclosed to the Bank in writing;

               (c) Each of the representations and warranties contained in
          Section 5.1 is true and correct in all respects as if made on the date of such certificate except as previously disclosed to the Bank in writing;

               (d) The Borrower is in full compliance with all the covenants set forth in Section VI except as previously disclosed to the Bank in writing; and

               (e) The president, vice president, or chief financial officer of the Borrower has individually reviewed the provisions of this Agreement, and a review of the activities of the Borrower and its Subsidiaries during such year or quarterly period, as the case may be, has been made by him or under his supervision, with a view to determining whether the Borrower and its Subsidiaries have fulfilled all their obligations under this Agreement and that to the best of that officer's knowledge, the Borrower and its

          Subsidiaries have observed and performed each undertaking contained in this Agreement.

          (4) Annual Reports.  Within one hundred twenty (120) days after the
              --------------
     close of each fiscal year: (a) a Consolidated statement of cash flows and a Consolidated statement of stockholders' equity of the Borrower for such fiscal year; (b) a Consolidated statement of operations of the Borrower for such fiscal year; and (c) a Consolidated balance sheet of the Borrower as of the end of such fiscal year--all such statements to be in reasonable detail, including all notes thereto. The statements and balance sheets shall be audited by Hirsch & Silberstein, P.C., or another nationally recognized independent certified public accountant selected by the Borrower and certified by such accountants to have been prepared in accordance with GAAP and to present fairly the financial position and results of operations of the Borrower. Upon request by the Bank, the Borrower will obtain from such independent certified public accountants and deliver to the Bank within one hundred twenty (120) days after the close of each fiscal year the accountants' written statement that in making the examination necessary to their certification they have obtained no knowledge of any Event of Default by the Borrower, or disclosing all Events of Default of which they have obtained knowledge (it being understood and agreed by the Bank that the accountants in making their examination shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements). The Borrower will also deliver to the Bank within one hundred twenty (120) days after the close of the fiscal year, a certificate signed by the president, vice president, or chief financial officer of the Borrower stating that the consolidating statements provided to the Bank pursuant to Section 6.1(B)(1) are in accordance with the audited financial statements provided pursuant to this Section 6.1(B)(4) or that the Borrower has provided to the Bank consolidating statements revised in accordance with the audited statements.

               The Bank shall have the right to discuss the affairs of the Borrower directly with such independent certified public accountants after notice to the Borrower and opportunity of the Borrower to be represented at any such discussions.

               (5)  Management Letters.  Promptly after the Borrower's receipt
                    ------------------
     thereof, a copy of any "management letter" documenting any significant internal control weakness or other significant irregularity noted during any audit that was received by the Borrower from its certified public accountants.

               (6)  Other Reports and Filings.  Promptly, copies of all
                    -------------------------
     financial information, proxy materials, and other information and reports, if any, that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental agencies substituted therefor.

               (7)  Borrowing Base Certificate.  At the time of any request by
                    --------------------------
     the Borrower for an advance under the Revolving Loan or the Bulge Loan, and within twenty (20) days after the last day of each calendar month, a Borrowing Base Certificate. Each Borrowing Base Certificate shall be effective only as accepted by the Bank (and with such revisions, if any, as the Bank may require as a condition to such acceptance), such acceptance to be presumed after receipt of such Borrowing Base Certificate unless the Bank otherwise notifies the Borrower, whether thereafter, theretofore, or contemporaneously therewith.

               (8)  Month-end Schedules.  Within twenty (20) days after the last
                    -------------------
     day of each calendar month, in such form and detail as are reasonably satisfactory to the Bank, as of the last day of such calendar month, an aging of (i) all Accounts of the Borrower and its Subsidiaries, (ii) all accounts payable of the Borrower and its Subsidiaries, and (iii) a summary listing of Qualified Inventory itemized by categories of raw materials, work in process, and finished goods, and a listing of all other Inventory of the Borrower and its Subsidiaries, all certified by the president, a vice president, or the chief financial officer of the Borrower to be complete and correct.

          (C) Maintain its and their equipment, Inventory, real estate, and other properties in good condition and repair (normal wear and tear excepted), and pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on such real estate. The Borrower hereby agrees that if it fails to pay or cause to be paid any such payment, it will promptly notify the Bank thereof, and the Bank may do so and be reimbursed therefor by the Borrower;

          (D) Maintain, or cause to be maintained, public liability insurance, flood insurance, business interruption insurance, and fire and extended coverage insurance on all assets that are of a character usually insured by corporations engaged in the same or similar businesses, all in such form and amount sufficient to indemnify the Borrower and its Subsidiaries for one hundred percent (100%) of the appraised value of any such asset lost or damaged (subject to any deductible customary in the Borrower's industry not exceeding $250,000 in the aggregate) or in an amount and with coverages consistent with the amount of insurance coverages generally carried on comparable assets within the industry and with such insurers as may be reasonably satisfactory to the Bank. The Borrower and its Subsidiaries will obtain, or cause their lessees to obtain, endorsements to the policies pertaining to the physical assets in which the Bank, for itself or as agent for other Persons which may become lenders hereunder, shall have a lien or security interest hereunder, naming the Bank as loss payee and containing provisions that such policies will not be canceled without thirty (30) days' prior written notice having been given by the insurance company to the Bank. The Borrower and its Subsidiaries will furnish to the Bank such evidence of insurance as the Bank may require. The Borrower hereby agrees that if it fails to pay or cause to be paid the premium on any such insurance when due, the Bank may do so and be reimbursed by the Borrower therefor. The Bank is hereby appointed the Borrower's attorney-in-fact (without requiring the Bank to act as such) to endorse any check that may be payable to the Borrower or its Subsidiaries to collect any proceeds of such insurance (other than proceeds of public liability insurance), and any amount so collected may be applied by the Bank toward the satisfaction of any of the Obligations if an Event of Default has occurred and is continuing. If the Bank receives any proceeds from insurance in the absence of an Event of Default, it shall promptly remit such proceeds to the Borrower; provided, however, that the Bank may retain all proceeds for lost, damaged, or destroyed Collateral and use such proceeds to reduce the outstanding principal balance of the Loans;

          (E) Pay or cause to be paid when due, all taxes, assessments, and charges or levies that are imposed upon it or on its Subsidiaries or on any of their property or that they are required to withhold and pay except when contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books; the Borrower shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent;

          (F) Maintain (for these covenants, as to the Borrower only, on a Consolidated basis):

          (1) A minimum Tangible Net Worth of $1,750,000; and

          (2) A debt leverage ratio of Debt to Tangible Net Worth of not greater than 5.0 to 1.0;

provided, however, that if Stockholders' Equity shall increase by at least $2,000,000 as a result of the sale of additional shares of the Borrower's capital stock, the Borrower shall maintain a minimum Tangible Net Worth of $2,000,000 and a debt leverage ratio of Debt to Tangible Net Worth of not greater than 4.5 to 1.0.

          (G) When requested to do so, make available for inspection and audit during normal business hours by duly authorized representatives of the Bank any of its and their Records and furnish the Bank any information regarding its or their business affairs and financial condition (other than confidential intellectual property and, unless the Bank shall enter into an appropriate confidentiality and nondisclosure agreement, proprietary information) within a reasonable time after written request therefor;

          (H) Unless otherwise approved by the Bank in writing, take all necessary steps to preserve its and their corporate existence and franchises and comply with all present and future Laws applicable to them or any of their franchises in the operation of their business, and all material agreements to which they are subject if the failure to so comply with such Laws or agreements would have a materially adverse impact on the business operations or Consolidated financial condition of the Borrower or any of its franchises;

          (I) Collect its and their Accounts only in the ordinary course of business, but the Borrower and its Subsidiaries shall have the right to pursue all appropriate lawful means to collect their Accounts;

          (J) Keep accurate and complete Records of its and their assets, consistent with sound business practices;

          (K) Give prompt notice to the Bank upon learning of any litigation or proceeding in which it or they are a party if an adverse decision in any such matter would require it or them to pay more than $100,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance) and will give notice to the Bank on the dates specified for delivery of documents in Section 6.1(B)(1) of any litigation or proceeding of which it or they have knowledge (based on the actual knowledge of any officer or director of the Borrower) on such dates if an adverse decision in any such matter, or in all such matters in the aggregate, would require it or them to pay more than $100,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance) or of the institution of any other suit or proceeding to which it or they are a party that, by itself or together with any other such matters, might materially and adversely affect its or their operations, financial condition, property, or business prospects;

          (L) Pay immediately from the proceeds of the initial disbursement of the Loans at the Closing, all outstanding Indebtedness to Williams Controls Industries, Inc., under the Borrower's prior loan facilities;

          (M) Notify the Bank immediately if it or they become aware of the occurrence of any Event of Default or of any fact, condition, or event that with the giving of notice or passage of time or both, would become an Event of Default or if it or they become aware of any material adverse change in the financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization or the appointment of a receiver or trustee), or results of operations of the Borrower or its Subsidiaries or of the failure of the Borrower or its Subsidiaries to observe any of their undertakings hereunder or under the Collateral Documents;

          (N) Notify the Bank of any change in the location of any of the Collateral or of the change in the location of any of its or their places of business or of the establishment of any new, or the discontinuance of any existing, place of business within forty-five (45) days following any such change, establishment, or discontinuance; and

          (O) Notify the Bank of any acquisition of stock or assets and, if requested by the Bank, grant a Guaranty Agreement from any significant acquired operating Subsidiary and an accompanying security interest in any Accounts or Inventory obtained in such acquisition;

          (P) Fund any of its or their Employee Pension Benefit Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA; furnish the Bank, promptly after the filing of the same, with copies of any reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to any such plan; and promptly advise the Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such plan; and

          (Q) On a daily basis, deposit all "proceeds" (as defined in Section 9-306 of the Uniform Commercial Code as in effect in the state of Oregon) into a cash collateral account at the Bank.

          6.2  Negative Covenants.  The Borrower does hereby covenant and agree
               ------------------
with the Bank that as long as any of the Obligations remain unsatisfied or any other commitment hereunder remains outstanding, it will not do, and will not permit its Subsidiaries to do, any of the following without the Bank's prior written consent:

          (A) Change its name or their names or enter into any merger, consolidation, reorganization or recapitalization unless (1) both before and after such event, the Borrower is not in default hereunder, (2) advance notice is given to the Bank, and (3) the Borrower or a Subsidiary is the surviving corporation.

          (B) Sell, transfer, lease, or otherwise dispose of all or (except in the ordinary course of business) any material part of its or their assets.

          (C) Make any single capital expenditure in excess of $250,000.

          (D) Make any acquisition without providing the Bank with pro forma consolidated statements showing compliance with all financial covenants applicable to the Borrower and its Subsidiaries, after giving effect to the acquisition.

          (E) Mortgage, pledge, grant, or permit to exist a security interest in or a lien upon any of the Collateral, now owned or hereafter acquired, except for Permitted Liens.

          (F) Become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person (other than the Borrower and/or all or any of the Subsidiaries), except for the endorsement of commercial paper for deposit or collection in the ordinary course of business and except as granted to the Bank pursuant to this Agreement.

          (G) Purchase or redeem or obligate itself to purchase or redeem any of its capital stock or any other of its equity securities unless the Borrower has previously provided to the Bank a certificate signed by the Borrower's president, vice president, or chief financial officer, disclosing the particulars of the transaction, its projected effects on the financial covenants set forth in Section 6.1(F), and stating that such purchase, redemption, or obligation to purchase or redeem will not result in a violation of any of the financial covenants set forth in Section 6.1(F).

          (H) Make any investment in (including any assignment of Inventory or other property) or make any loan to or investment in any Person (other than the Subsidiaries).

          (I) Purchase or otherwise invest in nonoperating real estate or other nonoperating assets except: (1) direct obligations of the United States of America (or any of its agencies to the extent any such agency's obligation is backed by the full faith and credit of the United States of America; (2) domestic certificates of deposit, banker's acceptances and time deposits with a final maturity of not greater than six (6) months from the date of purchase and money market deposit accounts issued or offered by any United States bank with a commercial paper rating of at least A2P2; and (3) investments in commercial paper with a final maturity of not greater than six (6) months from the date of purchase and at the time of purchase with a commercial paper rating of at least A2P2.

          (J) Enter into any sale-leaseback transactions of real or personal property (on a Consolidated basis) in excess of $250,000 per twelve-month (12) period following the Closing and $1,000,000 in the aggregate during the term of this Agreement.

          (K) Make any investment of any nature that would result in the violation of Regulations G, U, or X of the Board of Governors of the Federal Reserve System as the same may from time to time be amended or modified.

          (L) Furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that taken together with all other information furnished will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

          (M) Directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any "margin stock" within the meaning of

Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

          (N) Make any loan or advance to any shareholder, director, or officer, except for business travel, moving expenses (including assistance with home purchase or sale) and similar temporary advances in the ordinary course of business not in excess of $50,000 in the aggregate.

          (O) Except as permitted by subsection (B) of this Section 6.2, sell, or otherwise dispose of, any of its or their Collateral outside the ordinary course of its or their business.


                                  SECTION VII
                                    DEFAULT

          7.1  Events of Default.  THE BORROWER ACKNOWLEDGES THAT THE LOANS WILL
               -----------------
BE EVIDENCED BY DEMAND INSTRUMENTS AND THAT THE BANK MAY MAKE DEMAND FOR REPAYMENT OF THE LOANS, AND MAY DECLINE TO MAKE LOAN ADVANCES, AT ANY TIME, IN ITS SOLE, ABSOLUTE, AND UNFETTERED DISCRETION. Notwithstanding these demand and discretionary advance features, for purposes of compliance, monitoring, and reporting, it is agreed that the occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

          (A) The Borrower shall fail to pay when due any installment of principal or interest or fee payable hereunder and, with respect to the payment of interest or other fees payable hereunder, such failure shall continue for a period of five (5) days;

          (B) The Borrower or any Guarantor shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the Collateral Documents and such failure shall continue for a period of thirty (30) days after the Borrower receives notice of such failure from the Bank or an executive officer or director of the Borrower obtains actual knowledge of such failure, whichever occurs first;

          (C) The Borrower or any Guarantor shall fail to pay any Indebtedness or perform any material obligation due any Person and such failure shall continue beyond any applicable grace period so as to result in the actual acceleration of or right to accelerate such Indebtedness or other obligation;

          (D) Any financial statement, representation, warranty, or certificate made or furnished by, or with respect to, the Borrower to the Bank in connection with this Agreement, or as inducement to the Bank to enter into this Agreement, or in any separate statement or document to be delivered to the Bank hereunder, shall be materially false, incorrect, or incomplete when made;

          (E) The Borrower or any Guarantor shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of its or any of its creditors;

          (F) Proceedings in bankruptcy, or for reorganization of the Borrower or any Guarantor, or for the readjustment of any of their debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or any Guarantor, and with respect to any such proceedings initiated against the Borrower or any Guarantor, shall not be dismissed or discharged within sixty (60) days of their commencement;

          (G) A receiver or trustee shall be appointed for the Borrower or any Guarantor or for any substantial part of its or their assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Guarantor, and such receiver or trustee shall not be discharged within sixty (60) days of his appointment, or such proceedings shall not be dismissed or discharged within sixty (60) days of their commencement, or the Borrower or any Guarantor shall discontinue business or materially change the nature of its or their business;

          (H) The Borrower or any Guarantor shall suffer final judgments for payment of money aggregating in excess of $100,000 which are not covered by insurance and shall not discharge the same within a period of sixty (60) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

          (I) A judgment creditor of the Borrower or any Guarantor shall obtain possession of any of the Collateral by any means, including (without implied limitation) levy, distraint, replevin, or self-help, the book value of which is greater than $100,000; or

          (J) A material adverse change shall have occurred in the Borrower's Consolidated financial condition as determined in the sole discretion of the Bank, Thomas W. Itin shall no longer be Chief Executive Officer of the Borrower, or Clarence H. Yahn shall no longer be President of Ajay Leisure, Inc., and Leisure Life, Inc.

          7.2  Acceleration.  Immediately and without notice upon the occurrence
               ------------
of an Event of Default specified in the foregoing Sections 7.1(E), (F), or (G), and upon notice to the Borrower, upon the occurrence of a demand for payment of the entire amount of the Revolving Loan, or upon any other Event of Default, all Obligations, whether hereunder or otherwise, shall immediately become due and payable and all commitments of the Bank hereunder shall terminate without further action of any kind.

          7.3  Remedies.  After any demand or acceleration, the Bank shall have,
               --------
in addition to the rights and remedies given by this Agreement and the Collateral Documents, all those allowed by all applicable Laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, the Bank may immediately, without demand of performance and without other notice (except as specifically required by this Agreement, the Collateral Documents, or applicable law) or demand whatsoever to the Borrower or any Guarantor, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in Washington or Multnomah County, Oregon, or in any place where the Collateral may be located, or in such other place or places as the Bank may designate, the whole or, from time to time, any part of the Collateral, or any interest that the Borrower or any Guarantor may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), the Bank shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to the Borrower and each Guarantor at least ten (10) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower and each Guarantor hereby agrees shall be reasonable notice of such sale or other disposition. The Borrower and each Guarantor agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as the Bank shall designate. At any such sale or other disposition, the Bank may, following an Event of Default, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower or any Guarantor, which right is hereby waived and released. Without limiting the generality of any of the rights and remedies conferred upon the Bank under this paragraph, following demand or an Event of Default, the Bank may, to the full extent permitted by the applicable
Laws:

          (A) Enter upon the premises of the Borrower and its Subsidiaries (and, to the extent necessary in the judgment of the Bank, exclude therefrom the Borrower and its Subsidiaries or any Affiliate thereof) and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary force to do so;

          (B) At the Bank's option, use, operate, manage, and control the Collateral in any lawful manner;

          (C) Collect and receive all rents, income, revenue, earnings, issues, and profits therefrom; and

          (D) Maintain, repair, renovate, alter, or remove the Collateral as the Bank may determine in its discretion.

                                  SECTION VIII
                                 MISCELLANEOUS

          8.1  Construction.  The provisions of this Agreement shall be in
               ------------
addition to those of any guaranty, pledge or security agreement, note, or other evidence of liability now or hereafter held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other guaranty, pledge or security agreements, notes, or other evidences of liability in accordance with their respective terms.

          8.2  Further Assurance. From time to time, the Borrower will, and will
               -----------------
cause its Subsidiaries to, execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Borrower and its Subsidiaries.

          8.3  Enforcement and Waiver by the Bank.  The Bank shall have the
               ----------------------------------
right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

          8.4  Expenses of the Bank.  The Borrower will, on demand, reimburse
               --------------------
the Bank for all expenses, including the reasonable fees and expenses of legal counsel for the Bank and appraisal fees incurred by the Bank in connection with the preparation, administration, amendment, modification, and the enforcement of this Agreement and the Collateral Documents and the collection or attempted collection of the Note, whether occurring before or after an Event of Default hereunder.

          8.5  Notices.  Any notices or consents required or permitted by this
               -------
Agreement shall be in writing and shall be deemed to have been given or made when actually received or if sent by certified mail, postage prepaid, return receipt requested, upon the earlier of actual receipt or five (5) days after mailing, and addressed, as follows, unless such address is changed by written notice hereunder:

          (A) If to the Borrower or any Guarantor other than Williams Controls, Inc., as follows:

               Ajay Sports, Inc.
               1501 E. Wisconsin Street
               Delavan, Wisconsin  53115
               Attention: Thomas W. Itin

          With copies to:

               Friedlob Sanderson Raskin Paulson & Tourtillott, LLC 1400 Glenarm Place, Suite 300
               Denver, Colorado  80202
               Attention:  Mary Maikoetter

          (B)  If to Williams Controls, Inc.:

               Williams Controls, Inc.
               14100 S.W. 72nd Avenue
               Portland, Oregon  97224
               Attention:  Thomas W. Itin

          With copies to:

               Friedlob Sanderson Raskin Paulson & Tourtillott, LLC 1400 Glenarm Place, Suite 300
               Denver, Colorado  80202
               Attention:  Mary Maikoetter

          (C)  If to the Bank:

               United States National Bank of Oregon
               International Financial Services
               111 S.W. Fifth Avenue
               Post Office Box 6979
               Portland, Oregon  97228-6979
               Attention: Diane M. Sellers

          With copies to:

               Miller, Nash, Wiener, Hager & Carlsen
               Attorneys at Law
               3500 U.S. Bancorp Tower
               111 S.W. Fifth Avenue
               Portland, Oregon  97204-3699
               Attention:  Michael E. Arthur

          8.6  Arbitration.
               -----------

          (A) The Bank, any Guarantor or the Borrower may require that all disputes, claims, counterclaims, and defenses, including those based on or arising from any alleged tort ("Claims"), relating in any way to this Agreement, the Note, the other loan documents or the Loan, or any transaction of which this Agreement is a part, be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the United States Code. All Claims will be subject to the statutes of limitation applicable if they were litigated. This provision is void if arbitration would jeopardize the Bank's ability to proceed against Collateral security located outside of Oregon, or if the effect of the arbitration procedure (as opposed to any Claims by the Borrower) would be to materially impair the Bank's ability to realize on any Collateral.

          (B) If arbitration occurs and each party's Claim is less than $250,000, one neutral arbitrator will decide all issues; if any party's Claim is more than $250,000, three neutral arbitrators will decide all issues. All arbitrators will be active Oregon State Bar members in good standing. All arbitration hearings will be held in Portland, Oregon. In addition to all other powers, the arbitrator(s) shall have the exclusive right to determine all issues of arbitrability and shall have the authority to issue subpoenas. Judgment on any arbitration award may be entered in any court with jurisdiction.

          (C) If any judicial proceeding is instituted relating to the Loan, such action shall not be a waiver of the right to submit any Claim to arbitration. In addition, whether or not the parties arbitrate any Claim, each has the right before, during, and after any arbitration to exercise any number of the following remedies, in any order or concurrently: (1) set-off; (2) self-help repossession of any Collateral; (3) judicial or nonjudicial foreclosure against any real or personal property Collateral; and (4) provisional remedies, including injunction, appointment of receiver, attachment, claim, and delivery and replevin.

          (D) This arbitration clause cannot be modified or waived except in writing, which writing must refer to this arbitration clause and be signed by each party hereto.

          8.7  Consent to Participation and Assignment.  The Borrower
               ---------------------------------------
understands that the Bank may, from time to time, enter into participation or assignment agreements with one or more participating lenders. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Bank only and that the Borrower's Obligations under this Agreement are undertaken for the benefit of, and as an inducement to, any such participating lender as well as the Bank, and the Borrower hereby grants to each participating lender, to the extent of its participation in the Loans, the right to set off deposit accounts maintained by the Borrower with such lender. No participation shall relieve the Bank of any of its obligations hereunder.

          8.8  Applicable Law.  This Agreement is entered into and performable
               --------------
in Multnomah County, Oregon, and shall be subject to and construed and enforced in accordance with the laws of the state of Oregon without regard to the principles of conflicts of law.

          8.9  Binding Effect, Assignment and Entire Agreement.  This Agreement
               -----------------------------------------------
shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, including the exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto constitute the entire agreement among the parties and may be amended only by a writing signed on behalf of each party.

          8.10 Severability.  If any provisions of this Agreement shall be held
               ------------
invalid under any applicable Laws, such invalidity shall not effect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

          8.11 Counterparts.  This Agreement may be executed in any number of
               ------------
the counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

          8.12 Statutory Notice.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES,
               ----------------
AND COMMITMENTS MADE BY THE BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES, OR SECURED SOLELY BY THE BORROWER'S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE BANK TO BE ENFORCEABLE.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                     AJAY SPORTS, INC.



                                     By:____________________________________
                                     Name:  Thomas W. Itin
                                     Title: President and Chief Executive
                                            Officer


                                     UNITED STATES NATIONAL
                                       BANK OF OREGON



                                     By:____________________________________
                                     Name:  Diane M. Sellers
                                     Title: Vice President

Approved:

AJAY LEISURE PRODUCTS, INC.


By:__________________________________
Name:  Thomas W. Itin
Title: Chairman of the Board


AJAY LEISURE de MEXICO C.V. de S.A.



By:__________________________________
Name:  Clarence H. Yahn
Title: Sole Administrator

LEISURE LIFE, INC.


By:__________________________________
Name:  Thomas W. Itin
Title: Chairman of the Board